Exhibit 10.3
Summary description of compensation arrangement with Kenneth V. Handal (excerpt from Proxy Statement dated July 24, 2009).
Kenneth V. Handal (Former Executive Vice President, Global Risk & Compliance, and Corporate Secretary)
     In August 2008, Mr. Handal’s employment agreement with the Company expired and Mr. Handal remained employed as an at-will employee of the Company. In March 2009, Mr. Handal announced his retirement from the Company, effective August 31, 2009. Effective April 1, 2009, Mr. Handal ceased to be an executive officer of the Company and his title became Executive Vice President, Office of the Chief Executive Officer. Mr. Handal is not a participant in the Company’s fiscal year 2010 annual performance incentive and long-term incentive plans. The Company expects that Mr. Handal will receive a discretionary cash payment of up to $550,000 upon his retirement, largely reflecting his performance during the transitional period from April 1 to August 31, 2009.